UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 5, 2011, Genpact LLC (the “Employer”), which is a wholly-owned subsidiary of Genpact Limited, entered into an employment agreement (the “Employment Agreement”) with Patrick Cogny.  The Employment Agreement was entered into in connection with Mr. Cogny’s relocation from Belgium to the U.S. and his appointment as Senior Vice President, Manufacturing and Services.  Mr. Cogny was formerly the Chief Executive Officer of Genpact Europe, and the Employment Agreement supersedes Mr. Cogny’s prior employment agreement with Genpact Onsite Services, Inc. dated October 21, 2008.

The Employment Agreement provides that Mr. Cogny will receive an annual gross base salary of not less than $450,000.  Mr. Cogny is eligible to receive an annual bonus, which will be a guaranteed cash bonus payment of at least $100,000 per calendar year, plus a discretionary target bonus of up to an additional $250,000 which is not guaranteed.  For 2011, the discretionary portion of Mr. Cogny’s bonus will be prorated from his start date in the U.S.

Under the Employment Agreement, Mr. Cogny is entitled to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than those benefits and perquisites provided from time to time to other U.S. based senior executives.  Mr. Cogny will be reimbursed for the cost of tax return filing and tax consulting support, not to exceed $5,000 per year.  Consistent with the Employer’s relocation policies, the Employer will reimburse Mr. Cogny for his reasonable expenses incurred in arelocating himself and his immediate family to the U.S. Mr. Cogny will also receive a one-time payment of $12,000 to assist with relocation expenses.

The foregoing summary is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Employment Agreement of Patrick Cogny, dated August 5, 2011

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: August 5, 2011	By:	/s/ Heather D. White
	Name:	Heather D. White
	Title:	Vice President
and Senior Legal Counsel

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement of Patrick Cogny, dated August 5, 2011